Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined balance sheet as of December 29, 2014, and the unaudited pro forma condensed combined statement of operations for the fiscal year then ended are based on the historical consolidated financial statements of Papa Murphy’s Holdings, Inc. (the “Company”), the historical financial statements of Drake Enterprises, Incorporated (“Drake Enterprises”) and the historical financial statements of M2AD Management, Inc. (“M2AD Management”). On August 18, 2014, the Company completed the purchase of certain assets used in the operation of nine Papa Murphy's stores in the Minneapolis, MN area from Drake Enterprises, the previous operator of the nine Papa Murphy's stores (the “2014 Acquisition”). On March 9, 2015, the Company completed the purchase of certain assets used in the operation of six Papa Murphy's stores in the Seattle, WA area from M2AD Management, the previous operator of the six Papa Murphy's stores (the “2015 Acquisition” and together with the 2014 Acquisition, the “Acquisitions”). The unaudited pro forma condensed combined statement of operations gives effect to the Acquisitions as if each had occurred as of December 30, 2013. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the 2015 Acquisition as if it had occurred as of December 29, 2014. The 2014 Acquisition was reflected in the Company's audited consolidated balance sheet as of December 29, 2014.
As a result of the Acquisitions, pro forma adjustments were made to the Company's historical results of operations to reflect:

▪	Changes in assets and liabilities to record the preliminary estimates of fair value of the Acquisitions at the date of closing;

▪	Changes in depreciation and amortization expense resulting from preliminary estimates of fair value adjustments to net tangible assets and amortizable intangible assets of the Acquisitions;

▪	The changes to our debt resulting from the Acquisitions;

▪	The changes in interest expense resulting from the Acquisitions; and

▪	The effect of the above adjustments on income tax expense.
The Acquisitions were accounted for as business combinations using the acquisition method of accounting, which established a new basis of accounting for all assets acquired and liabilities assumed at fair value. The unaudited pro forma adjustments are based upon currently available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The excess purchase consideration over the fair value of the net assets acquired is recorded as goodwill.
The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not purport to present what our actual consolidated results of operations would have been had the Acquisitions occurred on the dates indicated, nor are they necessarily indicative of future results of operations. Historical results are not necessarily indicative of results that may be expected for any future period. The unaudited pro forma condensed combined financial information should be read in conjunction with the Company's historical consolidated financial statements and accompanying notes included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2014, and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2015, Drake Enterprises' historical financial statements and accompanying notes included in Exhibit 99.1 of the Company's Current Report on Form 8-K/A filed on November 3, 2014, and M2AD Management's historical financial statements and accompanying notes for the fiscal year ended December 29, 2014, included in this Current Report on Form 8‑K/A in Exhibit 99.1.
Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

Papa Murphy’s Holdings, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the fiscal year ended December 29, 2014

(In thousands, except share and per share data)	Historical Company(1)	Historical M2AD Management(2)	Historical Drake Enterprises(3)	Acquisition Accounting Adjustments(4)		Pro Forma
REVENUES
Franchise royalties	$39,305	$—	$—	$(426)	(a)	$38,879
Franchise and development fees	4,531	—	—	—		4,531
Company-owned store sales	50,598	5,470	3,062	—		59,130
Lease income	2,965	—	—	—		2,965
Total revenues	97,399	5,470	3,062	(426)		105,505
COSTS AND EXPENSES
Store operating costs:
Cost of food and packaging	19,686	1,845	1,203	—		22,734
Compensation and benefits	12,673	1,170	694	—		14,537
Advertising	5,041	285	283	—		5,609
Occupancy	2,873	298	215	—		3,386
Other store operating costs	4,434	1,236	305	(426)	(a)	5,549
Selling, general and administrative	29,263	318	137	—		29,718
Depreciation and amortization	8,052	73	90	294	(b)	8,509
Loss on disposal or impairment of property and equipment	72	7	—	—		79
Total costs and expenses	82,094	5,232	2,927	(132)		90,121
Operating income	15,305	238	135	(294)		15,384
Interest expense	8,098	11	6	144	(c)	8,259
Interest income	(73)	—	—	—		(73)
Loss on early retirement of debt	4,619	—	—	—		4,619
Other expense (income), net	178	(7)	—	—		171
Income before income taxes	2,483	234	129	(438)		2,408
Provision for income taxes	1,235	—	—	(28)	(d)	1,207
Net income	$1,248	$234	$129	$(410)		$1,201
Loss per share of common stock
Basic(4)	$(0.07)					$(0.08)
Diluted(4)	$(0.07)					$(0.08)
Weighted-average common stock outstanding
Basic(4)	12,101,236					12,101,236
Diluted(4)	12,101,236					12,101,236
See the accompanying notes to the unaudited pro forma condensed combined statement of operations.

(1) Historical Company
Represents the audited consolidated statement of operations of the Company for the fiscal year ended December 29, 2014.
(2) Historical M2AD Management
Represents the audited historical statement of operations of M2AD Management for the fiscal year ended December 29, 2014. This information should be read in conjunction with the historical financial statements of M2AD Management included in this Current Report on Form 8-K/A in Exhibit 99.1.
(3) Historical Drake Enterprises
Represents the historical statement of operations of Drake Enterprises for the period prior to the acquisition on August 18, 2014. This information should be read in conjunction with the historical financial statements of Drake Enterprises included in Exhibit 99.1 of the Company's Current Report on Form 8-K/A filed on November 3, 2014. The Drake Enterprises acquisition was consummated on August 18, 2014, and results of operations subsequent to the acquisition are reflected in the Company's historical statement of operations.
(4) Acquisition Accounting Adjustments
The following adjustments relate to the acquisition accounting effects of the Acquisitions:

(a)
M2AD Management and Drake Enterprises were franchise owners of the Company prior to the Acquisitions. The adjustment reflects the elimination of franchise royalty revenue of the Company and franchise royalty expense of M2AD Management and Drake Enterprises as follows (in thousands):

	FISCAL YEAR ENDED DECEMBER 29, 2014
	M2AD Management	Drake Enterprises	Total
Franchise royalty revenue (Company)	$273	$153	$426
Franchise royalty expense (Acquirees)	$273	$153	$426

(b)
Reflects adjustments to depreciation of property and equipment and amortization of definite-life intangibles (reacquired franchise rights) resulting from the preliminary acquisition accounting related to the Acquisitions as follows (in thousands):

	FISCAL YEAR ENDED DECEMBER 29, 2014
	M2AD Management	Drake Enterprises	Total
Depreciation	$70	$(36)	$34
Amortization	162	98	260
Total	$232	$62	$294

(c)	Reflects additional interest expense related to notes issued in principal amount of $2.9 million bearing interest at 7.0% as part of the purchase consideration for Drake Enterprises.

(d)
Reflects the estimated tax effects resulting from the pro forma adjustments related to the Acquisitions at the Company’s estimated statutory tax rate of 37.75% for 2014. Additionally, this adjustment reflects the pre-acquisition period tax effects of the historical results of operations of M2AD Management and Drake Enterprises at the Company’s estimated statutory tax rates as these businesses were non-taxable entities prior to their respective acquisitions by the Company.

(4) Earnings Per Share
The unaudited pro forma condensed combined basic and diluted loss per share calculations are based on historical basic and diluted weighted-average shares of common stock. Pro forma basic and diluted loss per share was calculated by dividing pro forma net loss available to common stockholders by the historical basic and diluted weighted-average shares of common stock.

Papa Murphy’s Holdings, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 29, 2014

(In thousands)	Historical Company(1)	Historical M2AD Management(2)	Acquisition Accounting Adjustments(3)		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$5,056	$248	$(4,311)	(a)	$993
Accounts receivable, net	5,661	—	(9)	(b)	5,652
Notes receivable, net	62	—	—		62
Inventories	640	41	—		681
Prepaid expenses and other current assets	3,423	4	(4)	(d)	3,423
Advertising cooperative assets, restricted	149	—	—		149
Current deferred tax asset	1,338	—	—		1,338
Total current assets	16,329	293	(4,324)		12,298
Property and equipment, net	12,120	690	(285)	(c)	12,525
Notes receivable, net	225	—	—		225
Goodwill	101,082	260	2,294	(c)	103,636
Trade name and trademarks	87,002	—	—		87,002
Definite-life intangibles, net	44,515	26	1,114	(c)	45,655
Deferred finance charges, net	1,485	3	(3)	(d)	1,485
Other assets	4,191	11	(11)	(d)	4,191
Total assets	$266,949	$1,283	$(1,215)		$267,017

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,057	$154	$(164)	(b,d)	$3,047
Accrued and other liabilities	9,600	127	(121)	(c,d)	9,606
Advertising cooperative liabilities	253	—	—		253
Current portion of unearned franchise and development fees	2,848	—	—		2,848
Current portion of long-term debt	2,800	99	(99)	(d)	2,800
Total current liabilities	18,558	380	(384)		18,554
Long-term debt, net of current portion	112,200	33	(33)	(d,e)	112,200
Unearned franchise and development fees, net of current portion	640	—	—		640
Deferred tax liability	42,069	—	—		42,069
Other long-term liabilities	1,740	73	4	(c,d)	1,817
Total liabilities	175,207	486	(413)		175,280

Shareholders' Equity:
Common Stock	169	11	(11)	(e)	169
Additional paid-in capital	117,354	—	—		117,354
Stock subscription receivable	(100)	—	—		(100)
(Accumulated deficit) retained earnings	(26,125)	786	(791)	(e,f)	(26,130)
Total shareholders' equity	91,298	797	(802)		91,293
Noncontrolling interests	444	—	—		444
Total equity	91,742	797	(802)		91,737
Total liabilities and shareholders' equity	$266,949	$1,283	$(1,215)		$267,017
See the accompanying notes to the unaudited pro forma condensed combined balance sheet.

(1) Historical Company
Represents the audited consolidated balance sheet of the Company as of December 29, 2014.
(2) Historical M2AD Management
Represents the audited historical balance sheet as of December 29, 2014, of M2AD Management. This information should be read in conjunction with the historical financial statements of M2AD Management, included in this Current Report on Form 8-K/A in Exhibit 99.1.
(3) Acquisition Accounting Adjustments
The following adjustments relate to the acquisition accounting effects of the 2015 Acquisition:

(a)
Reflects the net effect of the purchase consideration of $4.1 million (see note (c) below), cash not acquired from the 2015 Acquisition of $0.2 million (see note (d) below) and payment of transaction costs of $5,000 (see note (f) below).

(b)	Reflects the elimination of intercompany accounts between M2AD Management and the Company.

(c)
Reflects the effect of the preliminary purchase consideration transferred and the preliminary fair value measurement of identifiable assets acquired and liabilities assumed under the acquisition method of accounting based on a valuation for the 2015 Acquisition as summarized below (in thousands):

Cash consideration for 2015 Acquisition	$4,058
Deferred consideration / holdback	6
Total consideration transferred	$4,064
Book value of net assets acquired
Historical book value of net assets acquired	959
Net liabilities not assumed (see note (d) below)	161
Adjusted book value of net assets acquired	1,120
Acquisition accounting adjustments to reflect fair value of net assets:
Property and equipment, net (i)	(285)
Reacquired franchise rights (ii)	1,114
Asset retirement obligation	(18)
Goodwill	2,133
Total	$2,944

(i)	Property and equipment from the 2015 Acquisition will be depreciated using a straight-line method over estimated useful lives, ranging from two to five years.

(ii)	The reacquired franchise rights have weighted-average useful lives of seven years.

(d)	The following assets and liabilities of M2AD Management were not acquired and not assumed by the Company in the 2015 Acquisition (in thousands):

Cash and cash equivalents	$(248)
Prepaid expenses and other current assets	(4)
Other assets	(11)
Deferred finance charges, net	(3)
Accounts payable	154
Accrued expenses	127
Other long-term liabilities	14
Current portion of long-term debt	99
Long-term debt	33
Net liabilities not assumed	$161

(e)	Reflects the elimination of the stockholder's equity of M2AD Management.

(f)
Transaction costs were related to acquisition-related activities and are based on our current estimates. These estimates may be revised to reflect actual amounts. The total estimated transaction costs attributed to acquisition-related activities in connection with the 2015 Acquisition was approximately $5,000, reflected as a reduction of cash and retained earnings in the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined statements of operations do not reflect the transaction fees attributed to acquisition-related activities, as these costs were deemed to be non-recurring.